Exhibit 99.1
FOR IMMEDIATE RELEASE
October 23, 2008

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES
THIRD QUARTER 2008 RESULTS

Company Remains Well Capitalized, With Ample Liquidity, Strong Core Deposit Base
 and Solid Net Interest Margin

TACOMA, Washington, October 23, 2008 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced a net loss for the third quarter 2008 of $8.8 million, compared with net income of $9.3 million for the third quarter of 2007.  Diluted earnings per share reflect a loss of $0.49, compared with earnings of $0.53 per share a year earlier. The net loss for the quarter reflected the previously announced $11.9 million net of tax impairment charge related to the decline in the fair value of an investment in preferred stock issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”).

“The fundamentals of our business remain sound during this challenging economic environment,” Melanie Dressel, President and Chief Executive Officer said.  “Our core operations remain profitable, and we are confident that Columbia is well positioned to manage through this cycle because of the following factors:

•
We are well-capitalized, with a total risk-based capital ratio of approximately 11.25%, about $30 million above the threshold set by the FDIC to be considered well-capitalized.  However, we continue to explore all appropriate means to enhance our capital position, which may include participation in the Treasury’s Capital Purchase Program as well as the issuance of common or preferred stock.

•
Our liquidity ratio remains strong at 32%, which translates into approximately $1 billion of available funding for the general operation of our bank, and to meet the loan and deposit needs of our customers.

•
Our core deposits represent 83% of total deposits, and have helped us maintain a stable net interest margin.  We have increased market share in our primary markets, resulting from our on-going commitment to deepen and enhance the relationships we have built with our customers.

•
We maintain a diverse loan portfolio, with 35% of the total portfolio in commercial business loans and less than 20% in real estate construction related loans; approximately 11% is in the for-sale housing segment.

For comparative purposes, the table below illustrates core earnings, a non-GAAP measure removing the effect of income and expense items not derived from customary business activities.

Core Earnings
	Three months ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Net Income (Loss)	$(8,759)	$9,256	$4,154	$25,083
Add: (amounts shown net of tax)
Preferred stock impairment write-down	11,934	- -	11,934	- -
Deduct: (amounts shown net of tax)
Gain on sale of investment securities	- -	- -	(568)	- -
Redemption of Visa and MasterCard shares	- -	- -	(1,952)	- -
Reversal of prev. accrued litigation expense	- -	- -	(573)	- -
Insurance proceeds received on death of former officer	- -	- -	(395)	- -
Core Earnings	$3,175	$9,256	$12,600	$25,083
Earnings (Loss) per Diluted Share:
GAAP earnings	$(0.49)	$0.53	$0.23	$1.51
Core earnings	$0.18	$0.53	$0.70	$1.51

The amounts contained in the above table have been tax affected to illustrate their impact on net income (loss).

As shown above, Columbia recorded a pre-tax gain on the sale of investment securities in the amount of $881,872 in the first quarter.  The gain resulted from repositioning the portfolio and extending its weighted average life.  In March 2008, Visa Inc completed its initial public offering; as a result, Columbia received 118,637 shares of Visa Inc. Class B stock which were subject to a partial mandatory redemption.  On March 28, 2008 Visa redeemed 45,866 shares of Columbia’s stock for net pre-tax cash proceeds of $1.96 million.  In conjunction with the completion of Visa’s IPO, Columbia also recognized a pre-tax reversal of previously accrued Visa litigation expense in the amount of $889,200. During the second quarter, Columbia redeemed pre-tax $1.1 million of the MasterCard International shares it obtained in connection with MasterCard’s 2006 initial public offering. Columbia also recognized $612,000 of pre-tax income during the second quarter from the receipt of life insurance proceeds received in connection with the death of a former officer covered by bank owned life insurance (“BOLI”).

On September 7, 2008 the U.S. Treasury Department (“Treasury”) and Federal Housing Finance Agency (“FHFA”) placed Fannie Mae and Freddie Mac into conservatorship.    Columbia holds 400,000 shares of Series Z preferred stock issued by Fannie Mae and 400,000 shares of Series S preferred stock issued by Freddie Mac. During the third quarter 2008, Columbia recorded a pre-tax impairment charge of $18.5 million, $11.9 million after-tax, on its $20 million preferred stock investment issued by Fannie Mae and Freddie Mac.

“Historically, banks have been significant investors in securities issued by government sponsored entities, due to their favorable tax and regulatory capital attributes,” Ms. Dressel noted.  “Our investment in Freddie Mac and Fannie Mae is limited to the $20 million of preferred stock.  We do not have any investment in common or any other equity securities issued by Fannie Mae or Freddie Mac.  Furthermore we do not own collateralized debt obligations, trust preferred securities, private label collateralized mortgage obligations, or private label mortgage backed securities in our portfolio.”

During the third quarter of 2008, Columbia recorded a $10.5 million provision for loan losses compared with $15.4 million for the second quarter 2008, and $1.2 million for the third quarter a year ago.  At September 30, 2008, the allowance for loan losses was 1.62% of net loans.  The increase in the provision for loan losses for the third quarter 2008 was due to an increase in real estate construction-related non-accrual loans resulting from the slowing Pacific Northwest economy. Ms. Dressel commented, “We recognized the further deterioration of our residential construction portfolio resulting from the effects of the weakening economy and determined it was prudent to place an additional $10.5 million in our

provision for loan losses during the third quarter.   We believe the allowance is adequate and appropriate given our current analysis of the loan portfolio, and the relative mix and risk of our loan portfolios.”

Results for the third quarter and first nine months of 2008 reflect the financial consolidation of Mountain Bank Holding Company and Town Center Bancorp, which were both acquired on July 23, 2007; accordingly, the third quarter and first nine months of 2007 financial information includes only partial results of the two organizations.  Additionally, earnings per diluted share for the third quarter and first nine months of 2008 were affected by an increase in the total number of shares outstanding as a result of shares issued in conjunction with the 2007 acquisitions.

Third Quarter 2008 Operating Results

At September 30, 2008, Columbia’s total assets were $3.10 billion, compared with $3.18 billion at December 31, 2007.  Total loans were $2.22 billion at September 30, 2008, compared with $2.28 billion at year-end 2007.  Total deposits were $2.36 billion at September 30, 2008, compared with $2.50 billion at December 31, 2007.

Net Income
Net income for the nine months ended September 30, 2008, was $4.2 million, compared with $25.1 million for the first nine months of 2007.  On a diluted per share basis, net income was $0.23, compared with $1.51 a year earlier.    Return on average assets and return on average equity for the first nine months of 2008 were 0.18% and 1.59%, respectively, compared with 1.22% and 12.92%, respectively, for the same period in 2007.   Return on average tangible equity for the first nine months of 2008 was 2.71% compared to 16.03% for the same period last year.  The efficiency ratio for the first nine months of 2008 was 60.62% compared to 60.79% for the first nine months of 2007.

Revenue (net interest income plus noninterest income) was $18.6 million for the third quarter of 2008, down 49% from $36.5 million a year earlier.  Revenue for the nine months ended September 30, 2008 was $98.7 million, net of the $18.5 million impairment charge, and is a decrease of 1% from $99.8 million for the same period in 2007, reflecting a decrease in noninterest income outlined below.

Net Interest Income
Net interest income for the third quarter of 2008 was $29.6 million, an increase of 3% from $28.9 million for the third quarter 2007.  The increase is primarily due to an increase in earning assets from the prior year. Columbia’s net interest margin was 4.34%, a slight decrease from 4.40% for the third quarter of 2007, primarily due to a decline in the yield on earning assets as a result of loans placed on nonaccrual status.  Columbia reversed $355,000 of accrued interest related to loans placed on nonaccrual status during the third quarter, 2008.  On a linked quarterly basis, the net interest margin was 4.29% for the fourth quarter of 2007, 4.38% for the first quarter of 2008, and 4.39% for the second quarter of 2008.

Average interest-earning assets increased 5% to $2.83 billion in the third quarter of 2008, up from $2.70 billion in the third quarter of 2007.  The yield on average interest-earning assets decreased 128 basis points to 6.13% in the third quarter of 2008, from 7.41% in the third quarter in 2007.  Average interest-bearing liabilities increased to $2.26 billion from $2.18 billion last year. The cost of average interest-bearing liabilities decreased 150 basis points to 2.24% in the third quarter of 2008, compared with 3.74% in the third quarter of 2007.

For the nine months ended September 30, 2008, net interest income increased 14% to $90.2 million from $79.3 million a year earlier.  This increase for the first nine months of 2008 primarily was driven by loan growth, coupled with a decrease in interest expense on interest-bearing deposits.

During the first nine months of 2008, Columbia’s net interest margin decreased slightly to 4.37% from 4.38% a year earlier.   Average interest-earning assets grew to $2.88 billion in the first nine months of 2008 from $2.52 billion in the 2007 period.  The yield on average interest-earning assets decreased 81 basis points to 6.46% in the first nine months of 2008 from 7.27% in 2007.  In comparison, average interest-bearing liabilities grew to $2.31 billion from $2.00 billion for the first nine months of 2007.  The cost of average interest-bearing liabilities decreased 104 basis points to 2.60% in the first nine months of 2008, compared with 3.64% for the 2007 period.

Noninterest income
 Total noninterest income for the third quarter 2008 reflected a loss of $10.9 million, compared to income of $7.6 million one year earlier.  This loss was primarily a result of the $18.5 million impairment charge on Fannie Mae and Freddie Mac investment securities.  Eliminating this charge would have resulted in relatively unchanged noninterest income from the third quarter 2007.

For the nine months ended September 30, 2008, noninterest income was $8.5 million, a 59% decrease from $20.5 million for the nine months ended September 30, 2007, primarily due to the impairment charge on investment securities mentioned above. The decrease in noninterest income was partially offset with proceeds from the redemption of Visa and MasterCard shares of $3.0 million and a gain on the sale of investment securities of $882,000.  Services charges and other fees increased $1.3 million, or 13% in the first nine months of 2008 from the 2007 period, reflecting a change in our deposit account fee structure in conjunction with an increase in the number of deposit accounts.  Other income increased $1.2 million, or 41% due in part to the receipt of insurance proceeds received for the death of a former officer in the amount of $612,000.

Noninterest expense
Noninterest expense for the third quarter of 2008 was $23.4 million, a 4% increase from $22.4 million a year earlier.  Regulatory premiums, data processing expenses and core deposit intangible expenses increased in the third quarter 2008, related to a larger deposit base primarily due to the third quarter 2007 acquisitions.

Total noninterest expense for the first nine months of 2008 was $70.3 million, an increase of 11% from $63.1 million from the 2007 period. The increase was due to compensation, employee benefits and occupancy costs related to the third quarter 2007 acquisitions.  Regulatory premiums were $1.2 million higher for the first nine months of 2008 over the same period in 2007, resulting from a credit received in 2007 which offset the majority of the FDIC premiums due and the increased deposit account base due in part from the acquisitions.

Nonperforming Assets and Loan Loss Provision
As of September 30, 2008, non-performing assets were $78.2 million, compared to $72.3 million at June 30, 2008, and $14.6 million at December 31, 2007.  Residential construction loans continue to be the primary driver of nonperforming assets, representing $51.6 million, or 66%, of nonperforming assets.  Commercial real estate loans account for another $18.6 million or 24% of non-performing loans with condominium projects representing the majority of the non-performing commercial real estate loans.  Nonperforming condominium loans were $11.0 million or 14% of nonperforming assets.  The balance of the commercial real estate nonperforming assets are spread among a wide variety of loans of which only two are greater than $1.0 million.  One is a retail project for $3.3 million and another is an office property for $1.6 million.

    For the quarter ended September 30, 2008, net loan charge-offs were approximately $16.4 million compared to $1.5 million for the linked quarter and $382,000 for the same period a year ago. The increased level of net charge-offs is in recognition of declining valuations of collateral dependent non-

performing loans primarily in the residential land acquisition and development portfolio. Past due loans were $13.1 million, or 0.59% of total loans, at September 30, 2008 compared to $17.7 million, 0.78% of total loans, at June 30, 2008, and $11.6 million, 0.51% of total loans, at December 31, 2007.

Ms. Dressel noted, “The Puget Sound (King, Pierce and Snohomish counties) and Portland markets represent 78% of our for-sale housing exposure, which we define as our single family residential construction and condominium development activity, and 66% of our nonperforming loans.  These markets remained weak during the third quarter as we saw a continuation in the decline of home values as well as sales activity.  Despite these weak market conditions we are pleased to report that we reduced construction related assets by over $105.0 million or 24% during the third quarter”.  Ms. Dressel also noted, “Other segments of our loan portfolio, such as commercial lending and term commercial real estate loans are performing in line with expectations”.

Organizational Update
Ms. Dressel said, “During the third quarter, our 30th Avenue and Commerce branches in Longview, Washington, consolidated and relocated to a beautiful and more visible new branch location.  We believe the consolidation helps improve efficiencies while maintaining our commitment to customer service.”

“We are very pleased that we have increased or maintained our share of the deposits in our primary markets, including new communities resulting from our acquisitions last year,” Ms. Dressel continued.  “Columbia Bank continues to rank number one in Pierce County, Washington, with over 17% of the deposit market as of June 30, 2008, according to the FDIC Deposit Market Share Report.  Bank of Astoria in Oregon has maintained their number one status in their primary market as well, with 34% market share, and Mt. Rainier Bank continues to hold the most deposits in their primary area on the Enumclaw plateau in Washington.”

Conference Call
    Columbia management will discuss third quarter 2008 results on a conference call scheduled for Thursday, October 23, 2008 at 1:00 p.m. PDT. Interested parties may listen to this discussion by calling 1-888-318-7969; Conference ID code #68150363 A conference call replay will be available from approximately 4:00 p.m. PDT on October 23 through midnight PDT on Thursday, October 30, 2008. The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code 68150363.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was selected by Washington CEO magazine as one of 2008’s “Washington’s Best 100 Companies to Work For”. With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has 52 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 5 branches in King and Pierce counties. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of our style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the Banks’ loan portfolios; (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Nine Months Ended
Unaudited	September 30,				September 30,
(in thousands except per share)	2008		2007		2008		2007
Earnings
Net interest income	$29,593		$28,860		$90,194		$79,258
Provision for loan and lease losses	$10,500		$1,231		$27,926		$2,198
Noninterest income	$(10,946)		$7,631		$8,516		$20,549
Noninterest expense	$23,391		$22,425		$70,312		$63,093
Net income (loss)	$(8,759)		$9,256		$4,154		$25,083
Per Share
Net income (loss) (basic)	$(0.49)		$0.53		$0.23		$1.52
Net income (loss) (diluted)	$(0.49)		$0.53		$0.23		$1.51
Averages
Total assets	$3,106,556		$2,969,197		$3,158,293		$2,738,099
Interest-earning assets	$2,830,894		$2,702,487		$2,879,660		$2,519,623
Loans	$2,241,574		$2,102,281		$2,281,129		$1,905,945
Securities	$558,990		$572,124		$575,215		$584,057
Deposits	$2,365,222		$2,382,881		$2,411,045		$2,159,495
Core deposits	$1,925,780		$1,919,330		$1,927,515		$1,862,876
Shareholders' equity	$344,158		$301,499		$349,754		$273,731
Financial Ratios
Return on average assets	-1.12%		1.24%		0.18%		1.22%
Return on average equity	-10.10%		12.18%		1.59%		12.92%
Return on average tangible equity(1)	-13.89%		15.81%		2.71%		16.03%
Average equity to average assets	11.08%		10.15%		11.07%		9.48%
Net interest margin	4.34%		4.40%		4.37%		4.38%
Efficiency ratio (tax equivalent)(2)	60.34%		59.23%		60.62%		60.79%

	September 30,				December 31,
Period end	2008		2007		2007
Total assets	$3,104,980		$3,122,744		$3,178,713
Loans	$2,216,133		$2,212,751		$2,282,728
Allowance for loan and lease losses	$35,814		$25,380		$26,599
Securities	$551,062		$577,712		$572,973
Deposits	$2,355,821		$2,477,794		$2,498,061
Core deposits	$1,944,779		$1,963,269		$1,996,393
Shareholders' equity	$336,435		$329,969		$341,731
Book value per share	$18.54		$18.45		$19.03
Tangible book value per share	$12.94		$12.79		$13.29
Nonperforming assets
Nonaccrual loans	$76,164		$9,983		$14,005
Restructured loans	746		257		456
Other personal property owned	-		-		-
Other real estate owned	1,288		181		181
Total nonperforming assets	$78,198		$10,421		$14,642
Nonperforming loans to period-end loans	3.47%		0.46%		0.63%
Nonperforming assets to period-end assets	2.52%		0.33%		0.46%
Allowance for loan and lease losses to period-end loans	1.62%		1.15%		1.17%
Allowance for loan and lease losses to nonperforming loans	46.57%		247.85%		183.94%
Allowance for loan and lease losses to nonperforming assets	45.80%		243.55%		181.66%
Net loan charges-offs	$18,711	(3)	$192	(4)	$380	(5)

(1) Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders' equity, excluding average goodwill and average core deposit intangible asset.
(2) Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost (gain) of OREO, proceeds from redemption of Visa and Mastercard shares, reversal of previously accrued Visa litigation expense, net income from BOLI policy swap transactions, death benefit insurance proceeds and other than temporary security impairment charge.
(3) For the nine months ended September 30, 2008.
(4) For the nine months ended September 30, 2007.
(5) For the twelve months ended December 31, 2007.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	September 30,				December 31,
(in thousands)	2008	% of Total	2007	% of Total	2007	% of Total
Loan Portfolio Composition
Commercial business	$780,450	35.2%	$732,195	33.2%	$762,365	33.4%
Real Estate:
One-to-four family residential	57,280	2.6%	55,233	2.5%	60,991	2.7%
Five or more family residential and commercial	841,885	38.0%	872,342	39.4%	852,139	37.3%
Total Real Estate	899,165	40.6%	927,575	41.9%	913,130	40.0%
Real Estate Construction:
One-to-four family residential	236,512	10.7%	231,017	10.4%	269,115	11.8%
Five or more family residential and commercial	97,297	4.4%	154,455	7.0%	165,490	7.2%
Total Real Estate Construction	333,809	15.1%	385,472	17.4%	434,605	19.0%
Consumer	206,561	9.3%	171,786	7.8%	176,559	7.8%
Subtotal loans	2,219,985	100.2%	2,217,028	100.2%	2,286,659	100.2%
Less: Deferred loan fees	(3,852)	-0.2%	(4,277)	-0.2%	(3,931)	-0.2%
Total loans	$2,216,133	100.0%	$2,212,751	100.0%	$2,282,728	100.0%
Loans held for sale	$2,890		$2,273		$4,482

	September 30, 2008		December 31, 2007		September 30, 2007
(in thousands)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Core deposits:
Demand and other non-interest bearing	$498,815	21.2%	$468,237	18.7%	$474,600	19.2%
Interest bearing demand	437,769	18.6%	478,596	19.2%	451,282	18.2%
Money market	582,040	24.7%	609,502	24.4%	593,301	23.9%
Savings	121,845	5.2%	115,324	4.6%	118,347	4.8%
Certificates of deposit less than $100,000	304,310	12.9%	324,734	13.0%	325,739	13.1%
Total core deposits	1,944,779	82.6%	1,996,393	79.9%	1,963,269	79.2%
Certificates of deposit greater than $100,000	333,579	14.2%	428,885	17.2%	453,284	18.3%
Wholesale certificates of deposit (CDARS®)	15,233	0.6%	762	0.0%	760	0.0%
Wholesale certificates of deposit	62,230	2.6%	72,021	2.9%	60,481	2.4%
Total deposits	$2,355,821	100.0%	$2,498,061	100.0%	$2,477,794	100.0%

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	Sept 30	Jun 30	Mar 31	Dec 31	Sept 30
(in thousands except per share)	2008	2008	2008	2007	2007
Earnings
Net interest income	$29,593	$30,274	$30,327	$29,562	$28,860
Provision for loan and lease losses	$10,500	$15,350	$2,076	$1,407	$1,231
Noninterest income	$(10,946)	$9,305	$10,157	$7,199	$7,631
Noninterest expense	$23,391	$23,367	$23,554	$25,736	$22,425
Net income (loss)	$(8,759)	$1,936	$10,977	$7,298	$9,256
Per Share
Net income (loss) (basic)	$(0.49)	$0.11	$0.61	$0.41	$0.53
Net income (loss) (diluted)	$(0.49)	$0.11	$0.61	$0.41	$0.53
Averages
Total assets	$3,106,556	$3,182,877	$3,186,013	$3,131,122	$2,969,197
Interest-earning assets	$2,830,894	$2,902,449	$2,906,172	$2,836,045	$2,702,487
Loans	$2,241,574	$2,297,661	$2,304,588	$2,241,893	$2,102,281
Securities	$558,990	$584,780	$582,056	$572,412	$572,124
Deposits	$2,365,222	$2,413,225	$2,455,190	$2,487,356	$2,382,881
Core deposits	$1,925,780	$1,923,973	$1,932,813	$1,960,136	$1,919,330
Shareholders' equity	$344,158	$354,895	$350,271	$335,510	$301,499
Financial Ratios
Return on average assets	-1.12%	0.24%	1.39%	0.92%	1.24%
Return on average equity	-10.10%	2.19%	12.60%	8.63%	12.18%
Return on average tangible equity	-13.89%	3.56%	18.33%	13.08%	15.81%
Average equity to average assets	11.08%	11.15%	10.99%	10.72%	10.15%
Net interest margin	4.34%	4.39%	4.38%	4.29%	4.40%
Efficiency ratio (tax equivalent)	60.34%	59.31%	62.36%	62.83%	59.23%
Period end
Total assets	$3,104,980	$3,169,607	$3,246,586	$3,178,713	$3,122,744
Loans	$2,216,133	$2,275,719	$2,300,465	$2,282,728	$2,212,751
Allowance for loan and lease losses	$35,814	$41,724	$27,914	$26,599	$25,380
Securities	$551,062	$549,755	$598,470	$572,973	$577,712
Deposits	$2,355,821	$2,398,924	$2,526,514	$2,498,061	$2,477,794
Core deposits	$1,944,779	$1,933,256	$1,997,975	$1,996,393	$1,963,269
Shareholders' equity	$336,435	$344,270	$351,667	$341,731	$329,969
Book value per share	$18.54	$19.01	$19.45	$19.03	$18.45
Tangible book value per share	$12.94	$13.35	$13.77	$13.29	$12.79
Nonperforming assets
Nonaccrual loans	$76,164	$71,730	$14,368	$14,005	$9,983
Restructured loans	746	540	468	456	257
Other personal property owned	-	-	187	-	-
Other real estate owned	1,288	-	-	181	181
Total nonperforming assets	$78,198	$72,270	$15,023	$14,642	$10,421
Nonperforming loans to period-end loans	3.47%	3.18%	0.64%	0.63%	0.46%
Nonperforming assets to period-end assets	2.52%	2.28%	0.46%	0.46%	0.33%
Allowance for loan and lease losses to period-end loans	1.62%	1.83%	1.21%	1.17%	1.15%
Allowance for loan and lease losses to nonperforming loans	46.57%	57.73%	188.15%	183.94%	247.85%
Allowance for loan and lease losses to nonperforming assets	45.80%	57.73%	185.81%	181.66%	243.55%
Net loan charges-offs	$16,410	$1,540	$761	$188	$382

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands except per share)	2008	2007	2008	2007
Interest Income
Loans	$35,590	$42,353	$114,227	$112,607
Taxable securities	4,615	4,625	14,490	14,067
Tax-exempt securities	1,997	2,005	5,997	5,925
Federal funds sold and deposits in banks	135	395	379	1,180
Total interest income	42,337	49,378	135,093	133,779
Interest Expense
Deposits	10,148	16,841	36,444	42,617
Federal Home Loan Bank advances	1,887	2,454	6,464	8,117
Long-term obligations	423	584	1,339	1,604
Other borrowings	286	639	652	2,183
Total interest expense	12,744	20,518	44,899	54,521
Net Interest Income	29,593	28,860	90,194	79,258
Provision for loan and lease losses	10,500	1,231	27,926	2,198
Net interest income after provision for loan and lease losses	19,093	27,629	62,268	77,060
Noninterest Income
Service charges and other fees	3,823	3,561	11,129	9,813
Merchant services fees	2,081	2,251	6,159	6,344
Redemption of Visa and Mastercard shares	-	-	3,028	-
Gain on sale of investment securities, net	-	-	882	-
Loss on impairment of equity securities	(18,517)	-	(18,517)	-
Bank owned life insurance ("BOLI")	533	502	1,587	1,379
Other	1,134	1,317	4,248	3,013
Total noninterest income	(10,946)	7,631	8,516	20,549
Noninterest Expense
Compensation and employee benefits	12,173	12,159	37,917	34,365
Occupancy	3,248	3,241	9,706	9,023
Merchant processing	961	880	2,731	2,587
Advertising and promotion	579	575	1,797	1,779
Data processing	909	743	2,507	1,863
Legal and professional fees	765	695	1,479	2,205
Taxes, licenses and fees	720	773	2,267	2,089
Net loss (gain) on sale of other real estate owned	4	-	(19)	-
Other	4,032	3,359	11,927	9,182
Total noninterest expense	23,391	22,425	70,312	63,093
Income (loss) before income taxes	(15,244)	12,835	472	34,516
Provision (benefit) for income taxes	(6,485)	3,579	(3,682)	9,433
Net Income (Loss)	$(8,759)	$9,256	$4,154	$25,083
Net income (loss) per common share
Basic	$(0.49)	$0.53	$0.23	$1.52
Diluted	$(0.49)	$0.53	$0.23	$1.51
Dividends paid per common share	$0.17	$0.17	$0.51	$0.49
Weighted average number of common shares outstanding	17,948	17,339	17,898	16,472
Weighted average number of diluted common shares outstanding	17,985	17,533	17,994	16,636

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			September 30,	December 31,
(in thousands)			2008	2007
ASSETS
Cash and due from banks			$81,555	$82,735
Interest-earning deposits with banks			21,849	11,240
Total cash and cash equivalents			103,404	93,975
Securities available for sale at fair value (amortized cost of $535,620 and $558,685, respectively)			536,277	561,366
Federal Home Loan Bank stock at cost			14,785	11,607
Loans held for sale			2,890	4,482
Loans, net of deferred loan fees of ($3,852) and ($3,931), respectively			2,216,133	2,282,728
Less: allowance for loan and lease losses			35,814	26,599
Loans, net			2,180,319	2,256,129
Interest receivable			12,980	14,622
Premises and equipment, net			61,153	56,122
Other real estate owned			1,288	181
Goodwill			95,519	96,011
Core deposit intangible, net			6,179	7,050
Other assets			90,186	77,168
Total Assets			$3,104,980	$3,178,713
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$498,815	$468,237
Interest-bearing			1,857,006	2,029,824
Total deposits			2,355,821	2,498,061
Short-term borrowings:
Federal Home Loan Bank advances			301,000	257,670
Securities sold under agreements to repurchase			25,000	-
Other borrowings			20,097	5,061
Total short-term borrowings			346,097	262,731
Long-term subordinated debt			25,582	25,519
Other liabilities			41,045	50,671
Total liabilities			2,768,545	2,836,982
Commitments and contingent liabilities
Shareholders' equity
Preferred stock (no par value)			- -	- -
Authorized, 2 million shares; none outstanding
	September 30,	December 31,
	2008	2007
Common Stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	18,147	17,953	229,680	226,550
Retained earnings			102,965	110,169
Accumulated other comprehensive income			3,790	5,012
Total shareholders' equity			336,435	341,731
Total Liabilities and Shareholders' Equity			$3,104,980	$3,178,713